               Exhibit (99)
               Unicom Corporation and Commonwealth Edison Company
               Form 8-K File Nos. 1-11375 and 1-1839
<News Release>                                 <ComEd Letterhead>

From:     Corporate Communications
          One First National Plaza
          Chicago, IL  60690
          http://www.ucm.com

Contact:  Matthew Triaca
          312-394-3003                      FOR IMMEDIATE RELEASE
                              7:00am CST, Thursday April 23, 1998

            ComEd Seeks ICC Approval to Issue $3.4 Billion
                   in Asset-Backed Securities

     Chicago - ComEd, a subsidiary of Unicom Corporation, announced today a filing with the Illinois Commerce Commission
(ICC) that seeks approval for the utility to issue up to $3.4 billion in asset-backed securities, which will be secured by certain revenue streams of the company.

The Illinois Electric Service Customer Choice and Rate Relief Law of 1997 permits ComEd to issue a total of up to $6.8 billion of asset-backed securities, which is one-half of its total 1996 capitalization. Up to $3.4 billion can be issued between August 1998 and August 1999. ComEd plans to use the proceeds to refinance its debt and equity.

     According to Unicom/ComEd Vice President and Treasurer Ruth
Ann Gillis, refinancing capital will ultimately help facilitate
ComEd's transition to the competitive marketplace.

     "As electricity choice comes to Illinois, it is important that ComEd use available tools to prepare the company for competition," said Gillis. "Asset-backed securities typically carry a high quality credit rating and favorable interest rates. Therefore, refinancing debt and equity with such securities will reduce the cost of capital, strengthen ComEd and Unicom's financial position, and enhance shareholder value."

     The company anticipates that between $750 million and $1.14 billion of the proceeds will be used to repurchase shares of Unicom's stock. At current market prices, this would represent 22 million to 33 million shares, or 10 to 15 percent of outstanding common stock. The Boards of Directors of Unicom and ComEd have approved the repurchase of up to 33 million shares of common stock. The remaining proceeds will be used to redeem preference stock and debt.
                            (more)

ComEd Seeks ICC Approval
April 23, 1998
Page 2

     ComEd has named Goldman, Sachs & Co. the lead manager.
Salomon Smith Barney and Merrill Lynch & Co. will be the co-lead managers.

ComEd, a subsidiary of Chicago-based Unicom Corporation (NYSE:UCM), is engaged primarily in the production, purchase, transmission, distribution and sale of electricity to wholesale
and retail   customers.  ComEd provides service across the
northern fifth of Illinois, serving about 3.4 million customers, or 70 percent of the state's population.

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Analysts/Investors contact:   Eunice Collins
                              312-394-8354